EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-288125, 333-257227 and 333-201715), Form S-3 (File No. 333-272829 and 333-185400) of Chemung Financial Corporation of our report dated March 13, 2026, related to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Chemung Financial Corporation for the year ended December 31, 2025.

/s/ Crowe LLP

Livingston, New Jersey
March 13, 2026